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                                                                   Exhibit 10.19

             SPLIT DOLLAR INSURANCE AGREEMENT AND ASSIGNMENT OF LIFE
                        INSURANCE POLICY AS COLLATERAL

                This Agreement is entered into as of the 26th day of June, 1996 at Cleveland, Ohio, by and between DEBORAH RATNER SALZBERG (hereinafter referred to as the "Owner"), and FOREST CITY ENTERPRISES, INC., an Ohio corporation (hereinafter referred to as "Assignee").

                              W I T N E S S E T H:

                WHEREAS, the Owner has agreed to purchase a life insurance policy (hereinafter referred to and defined as "the Policy") on the lives of Albert Ratner and Audrey Ratner (hereinafter individually referred to as an "Insured" and collectively referred to as the "Insureds") in the principal amount of $2,500,000;

                WHEREAS, the Owner is willing to pay a portion of the premium payments othe Policy;

                WHEREAS, the Owner, in order to induce Assignee to pay the remaining premium payments, is willing to assign certain rights in the Policy to Assignee and to pledge the Policy to Assignee as collateral;

                WHEREAS, Assignee desires to invest and is willing to pay that portion of the premium payments which are not paid by the Owner if certain rights in the Policy are assigned to it; and

                WHEREAS, Owner and Assignee desire to enter into this Agreement in order to secure Assignee's repayment, out of the proceeds of the Policy, of the portion of the premium payments paid by the Assignee and to grant certain other rights to the Assignee;

                NOW, THEREFORE, for value received, the receipt and sufficiency of which are hereby acknowledged, the Owner and the Assignee mutually agree as follows:

        1.      DEFINITIONS. In this Agreement:


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        a.    INSURER.  The "Insurer" is Northwestern Mutual Life Insurance
                        Company.

        b.    THE POLICY.

                        The following policy of second-to-die insurance on the lives of the Insured issued by the Insurer, together with any supplementary contracts issued by the Insurer in conjunction therewith: Policy No. 13887204; Face
                        Amount: $2.5 million.

        c.      POLICY INTEREST.

                        The Assignee's "Policy Interest" shall be an amount equal to the LESSER of the "Cash Surrender Value" of the Policy or the Assignee's "Premium Interest"; provided, if the survivor of the Insureds dies while this Agreement is in effect, the Assignee's Policy Interest shall be an amount equal to 1.10 times the Assignee's Premium Interest in the Policy; provided further, if the survivor of the Insureds dies within two years after the Owner terminates this Agreement (by paying to Assignee the LESSER of Cash Surrender Value of the Policy or the Premium Interest of the Assignee), then the Owner also shall pay to the Assignee the amount (if any) by which
                        (i) 1.10 times the Assignee's Premium Interest, exceeds
                        (ii) the amount paid by the Owner to the Assignee to terminate this Agreement. The existence of the Assignee's Policy Interest shall be evidenced by filing with the Insurer a copy of this Agreement, along with a collateral assignment in the form prescribed by the Insurer.

        d.      CASH SURRENDER VALUE AND PREMIUM INTEREST.

                        "Cash Surrender Value" shall mean the cash value of the Policy; plus the cash value of any paid up additions; plus any dividend accumulations and unpaid dividends; and less any Policy loans outstanding to Assignee (including any accrued interest on such loans). The "Premium Interest" shall be equal to the cumulative amount of unreimbursed premiums paid on the Policy by the Assignee, less any Policy loans outstanding to Assignee (including any accrued interest on such loans).

2.      PREMIUM PAYMENTS.

        a. Each annual premium on the Policy shall be paid when due as follows:

                (i) The Owner shall pay a portion of each premium equal to the Insurer's current term rate for the then-living Insureds ages (on a last-to-die



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        basis, while both are alive) multiplied by the excess of the current death benefit over the Assignee's current Premium Interest. The Insurer's "current term rate" shall mean the lesser of (a) the Insurer's current published premium rates charged by the Insurer for individual one-year last-to-die (or single-life, as applicable) term life insurance (available generally to all comparable policyholders of the Insurer), or
        (b) the cost of comparable one-year term insurance as published or approved from time to time by the Internal Revenue Service or (if no such IRS-approved tables are in effect) as generally used in the insurance industry (e.g., for last-to-die policies, with both Insureds living, the so-called "US 38 rates"). The Owner's premium contribution check (or checks) shall be delivered to the Insurer on or before each premium due date.

                (ii) The Assignee shall pay the remaining balance of each premium due until the death of the survivor of the Insureds or, if earlier, until the termination of this Agreement. The Assignee's premium contribution check shall be delivered to the Insurer on or before each premium due date.

                (iii) For convenience, either the Assignee or the Owner may pay the entire premium to the Insurer (by agreement between the Owner and the Assignee), with reimbursement to be made promptly by the nonpaying party to the other party, in the amount of the premium contribution due from the nonpaying party (as determined under clauses (i) and (ii) above).

        b. Dividends on the Policy shall be applied to purchase paid up additions, except as permitted otherwise pursuant to Section 3 below.



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        3.      POLICY OWNERSHIP.

                a. Except as provided in, or limited by, Section 4 and subparagraph b of this Section, the Owner shall have all the rights of the "Owner" under the terms of the Policy, including but not limited to the right to designate beneficiaries, select settlement options and to surrender the Policy; provided, the Owner may surrender paid up additions, borrow against the Policy or change dividend options on the Policy only if and to the extent that, immediately after the Owner takes such actions, the Cash Surrender Value of the Policy exceeds 110% of the Assignee's Premium Interest.

                        b. In exchange for the Assignee's payment of its premium
                contribution under Section 2, the Owner hereby assigns to the Assignee the following limited ownership rights in the Policy:

                        (i) The right to obtain one or more loans or advances on
                the Policy to the extent of the Assignee's Policy Interest and to pledge or assign the Policy for such loans or advances.

                        (ii) The right to realize against the Cash Surrender
                Value of the Policy to the extent of the Assignee's Policy Interest, in the event of termination of this Agreement as provided in Section 5.

                        (iii) The right to realize against the proceeds of the
                Policy to the extent of Assignee's Policy Interest, at the death of the survivor of the Insureds.

                        c. It is agreed that benefits may be paid under the
                Policy by the Insurer either by separate checks to the parties entitled thereto, or by a joint check. In the latter instance, the Owner and the Assignee agree that the benefits shall be divided as provided herein.



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        4. ASSIGNMENT BY THE OWNER. The Owner may assign any part or all of such
Owner's retained interest in the Policy or in this Agreement to any person, entity or trust; provided that such assignment shall be effective only if (i) the new Owner-assignee agrees in writing to be bound by the terms of this Agreement, and (ii) the assigning Owner provides written notice to the Assignee of such assignment (identifying the name, address and telephone number of such new Owner-Assignee).

        5.      TERMINATION OF AGREEMENT.

                a. This Agreement shall terminate (i) upon surrender of the Policy (or surrender of any supplemental contracts issued in connection therewith) by the Owner, or (ii) at such time as the Owner otherwise arranges to pay to the Assignee the full amount of Assignee's Policy Interest. The Owner may surrender the Policy at any time; provided, the Owner shall surrender the Policy or otherwise terminate this Agreement only with the written consent of the Assignee at any time that the Cash Surrender Value is less than the Premium Interest.

                b. On any termination of this Agreement, at the option of the Owner, either:

                        (i) An amount equal to the Policy Interest shall be paid
                to the Assignee by the Insurer; or

                        (ii) The Owner shall direct the Assignee to assign its
                Policy Interest to the Owner or as the Owner directs, in which event the Owner shall pay the Assignee an amount equal to Assignee's Policy Interest.

        6. DEATHS OF THE INSUREDS. In the event of the death of the survivor of the Insureds while this Agreement is in effect, a portion of the proceeds of the Policy equal to the Policy Interest shall be paid to the Assignee and the balance of the proceeds of the Policy



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shall be paid to the beneficiary or beneficiaries under the Policy (as their interests may appear); provided, in computing the value of Assignee's Policy Interest upon termination, Assignee shall be deemed to have repaid to Insurer the amount of any outstanding Policy loans or advances to Assignee (including accrued interest) immediately prior to such termination, and such deemed repaid amount in turn shall be deemed to have been distributed to Assignee.

        7. THE INSURER. The Insurer shall be bound only by the provisions of and endorsements on the Policy. The copy of this Agreement filed with the Insurer shall constitute directives of the Owner to the Insurer and any payments made or actions taken by it in accordance therewith shall fully discharge Insurer from all claims, suits and demands of all persons whatsoever. Insurer shall in no way be bound by the provisions of this Agreement.

                IN WITNESS WHEREOF, the parties have signed this Agreement as of the date stated above.

                                                ASSIGNEE:

                                                FOREST CITY ENTERPRISES, INC.

                                                By /s/ Thomas G. Smith
                                                  ---------------------------
                                                Title Sr. Vice President --
                                                      Chief Financial Officer


                                                OWNER:
                                                /s/ Deborah Ratner Salzberg
                                                ---------------------------
                                                Deborah Ratner Salzberg

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